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                                                                    EXHIBIT 10.7


                       Empire Blue Cross and Blue Shield
                2000-2002 Long-Term Incentive Compensation Plan

1.   Purpose of the Plan

     The purpose of the Empire Blue Cross and Blue Shield 2000-2002 Long-Term Incentive Compensation Plan (the "Plan") is (i) to improve long-term corporate performance by basing a significant portion of senior executive compensation on long-term corporate results, and (ii) to provide a total compensation opportunity for senior executives of Empire Blue Cross and Blue Shield and any successor thereto by merger, consolidation or sale or other transfer of substantially all of its assets (the "Company") that is competitive with other major insurance and financial services companies, thereby enabling the Company to attract and retain key senior executives.

2.   Administration

     The Plan shall be administered by the Nominating and Compensation Committee (the "Committee") of the Company's Board of Directors (the "Board"). Subject to the approval of the Board, the Committee shall have full authority with respect to the operation, administration, and interpretation of the Plan and in the granting of awards thereunder, and shall be authorized to prescribe, amend, and rescind rules and make all other determinations necessary or desirable for the Plan's operation and administration. All actions taken by it in the operation, administration, and interpretation of the Plan shall be final and binding on all participants.

3.   Participation

     Eligibility to participate in the Plan shall be limited to those senior executives who, in the judgment of the Committee, have a significant and direct influence on long-term corporate performance. By no later than June 30, 2000, the Committee shall, based on the recommendations of the Company's chief executive officer, designate the specific executive positions eligible for participation in the Plan. Participation in the Plan shall be limited to employees holding such a designated executive position as of June 30, 2000, prorated as necessary for individuals hired after January 1, 2000, but prior to June 30, 2000. Once the Committee has finalized participation for the performance cycle, new participants generally will not be added after June 30 until the next performance cycle. For performance cycles beginning on or after January 1, 2001, the Committee may approve the addition of participants up to each June 30/th/. An individual's active participation shall cease in the event that he or she ceases to hold such a designated executive position.

4.   Plan Term/Performance Cycle

     The term over which long-term performance shall be measured is the three-year period commencing January 1, 2000 and ending December 31, 2002. Each calendar year within the plan term will be referred to as a performance cycle.

5.   Performance Goals

     The Committee has established quantitative performance goals for each performance cycle. These goals include both financial and strategic business goals against which corporate performance will be measured. The Committee reserves the right to adjust goals based on extenuating business circumstances. The performance goals for each performance cycle are set forth in Appendix A.

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6.   Performance Factor

     On or before the March 31/st/ immediately following the end of any performance cycle, the Committee shall determine the corporate long-term performance factor (which shall not exceed 1.5) that will be multiplied by the award opportunities under Section 7 to determine the award levels for such performance cycle.

     The performance factor for each performance cycle shall be determined using a two-step process. In the first step of the process, the level of attainment of the performance goals established for each performance cycle shall be established. In determining the degree to which such performance goals have been attained, the Committee may take into consideration changes in corporate strategy and in the market, economic, tax, and regulatory environments during the cycle. As the second step in the process the Committee may, in its discretion, adjust the results in step one, either positively or negatively, to reflect such qualitative considerations (which may inclued, but shall not necessarily be limited to, corporate image, systems quality, and performance relative to other Blue Cross and Blue Shield plans and commerical insurers) as the Committee deems relevant.

7.   Award Opportunities

     Except as provided in individual cases as noted in Appendix B, page 6 (as calculated and defined therein), an award opportunity shall be established for each year under the Plan for each designated executive position and shall be between 17% and 75% of the participant's base salary in effect as of June 30, 2000. In consideration of salary increases during the Plan term, this initial award opportunity amount will be increased by 5% on a one-time basis and multiplied by three to cover the three years in the term. The schedule of award opportunities under the Plan is set forth in Appendix B.

     New participants who enter the Plan after June 30, 2000 will have their award opportunity based only on their actual base salary at the time the time the Committee approves their participation in the Plan.

8.   Vesting Schedule

     The schedule of awards earned, if any, and vested for each performance cycle is as follows: one-third would be earned based on the results attained for each performance cycle. Any award earned will be subject to a two-year vesting period. Therefore, one-third would be payable after three years (i.e., two years from the last day of the performance cycle), the next third after four years, and the final third after five years.

9.   Award Adjustments

     A participant will receive his or her Award payment as soon as practicable following the end of a vesting period presuming he or she was employed on the vesting date. Such payment will be made within thirty days following the end of such vesting period. If employment is terminated by reason of retirement, death, permanent disability, or for such other reason as approved by the Committee, a pro-rated payment will be made based on the number of months the individual was employed during the 12-months timeframe for each performance cycle. In the event of death, the Committee has discretion to pay the full award. All payments with respect to a deceased participant shall be paid to his or her estate or other successor in interest.

10.  Effective Date of Plan

     The Plan is effective as of January 1, 2000.

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11.  Amendment and Termination

     The Board may suspend or terminate the Plan, in whole or in part, at any time, and may from time to time amend the Plan in such respects as the Board may deem advisable, provided that no such suspension, termination, or amendment shall have a materially adverse effect on the rights of any participant with respect to any award that has been made to such participant prior to such amendment, suspension, or termination.

12.  Miscellaneous

     (a) The establishment of the Plan shall not be construed as conferring any legal rights upon any participant for a continuation of employment, nor shall it interfere with the rights of the Company to discharge a participant and treat him or her without regard to the effect which such treatment might have upon him or her as a participant in the Plan.

     (b) The Company shall have the right to deduct from any amounts otherwise payable to a participant, whether pursuant to the Plan or otherwise, or otherwise collect from the participant, any required minimum withholding taxes with respect to benefits under the Plan.

     (c) Subject to any applicable law, no benefit under the Plan shall be subject in any manner to, nor shall the Company be obligated to recognize, any purported anticipation, alienation, sale, transfer (otherwise than by will or the laws of descent and distribution), assignment, pledge, encumbrance, or charge and any attempt to do so shall be void. No such benefit shall in any manner be liable for or subject to garnishment, attachment, execution, or a levy, or liable for or subject to the debts, contracts, liabilities, engagements, or torts of the participant.

     (d) The Plan shall not be construed as conferring on a participant any right, title, interest, or claim in or to any specific asset, reserve, account, or property of any kind possessed by the Company. To the extent that a participant or any other such person acquires a right to receive payments from the Company, such rights shall be no greater than the rights of an unsecured general creditor.

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